UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 6, 2009

China Electric Motor, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53017	26-1357787__________
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code	86-0755-8149969

SRKP 21, INC.
4737 North Ocean Drive, Suite 207, Lauderdale by the Sea, FL 33308
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) is being filed as required by the Securities and Exchange Commission’s interpretive guidance on post-acquisition reporting in accordance with Rule 13a-1 and Rule 13a-13 of the Securities and Exchange Act of 1934, as amended. Our current report on Form 8-K filed on May 12, 2009 (the “Original Filing”), which disclosed the closing of the Share Exchange was filed within 135 days of the end of the fiscal year ended December 31, 2008 of Attainment Holding Limited, a British Virgin Islands corporation (the predecessor company).  As the Form 8-K did not include the interim financial statements of our predecessor company for the three months ended March 31, 2009, the interpretive guidance requires us to file such audited financial statement in an amendment. Accordingly, this amended Form 8-K has been updated to include, among other things, the interim financial statements of the predecessor company for the month ended March 31, 2009, attached hereto as Exhibit 99.1, and the corresponding changes to the disclosure under the section entitled Management’s Discussion and Analysis.  As such, only Items 2.02 and 9.01 have been amended and restated in this Amendment and this Amendment continues to describe conditions as of the date of the Original Filing, and the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the Original Filing, or to modify or update those disclosures affected by subsequent events unless otherwise indicated in this report. This Amendment should be read in conjunction with the Original Filing and the Company’s filings made with the SEC subsequent to the Original Filing, including any amendments to those filings.

Item 2.02 Results of Operations and Financial Condition.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for each of the years in the five-year period ended December 31, 2008 and the three months ended March 31, 2009 and 2008 and (ii) the consolidated balance sheet data as of year-end for each of the years in the five-year period ended December 31, 2008 and as of March 31, 2009.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the years ended and as of December 31, 2005 and 2004 and the three month ended and as of March 31, 2009.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in thousands)
Revenue	$18,893	$11,507	$53,073	$27,855	$15,952	$9,597	$4,899
Other Sales	-	-	-	380	-	-	-
Cost of Goods Sold	13,540	8,205	(38,286)	(20,617)	(11,798)	(6,913)	(3,666)
Gross Profit	5,353	3,302	14,787	7,618	4,154	2,684	1,233

Selling Expenses	884	659	2,720	1,352	1,016	627	314

General and administrative
Depreciation	5	6	23	21	17	8	3
Bad debts	-	-	-	(60)	62	-	-
Other G&A expense	315	273	1,172	869	578	407	207
Total General and administrative	320	279	1,195	830	657	415	210
Research and development	369	197	1,033	446	303	150	66
Total operating expenses	1,573	1,135	4,948	2,628	1,976	1,192	590
Income from operations	3,780	2,166	9,839	4,990	2,178	1,492	643

Other income (expenses)
Government grant	-	-	-	-	-	7	-
Interest income	6	1	15	10	2	1	-
Imputed interest	(17)	(6)	(50)	(44)	(65)	-	-
Other sundry income (expense)	-	-	9	58	21	-	(4)
Total other income (expenses)	(11)	(5)	(26)	24	(42)	8	(4)

Income before MI and income taxes	3,769	2,161	9,813	5,014	2,136	1,500	639
Income taxes	(757)	(390)	(1,798)	(383)	(172)	(112)	(48)

Net Income	3,012	1,771	$8,015	$4,631	$1,964	$1,388	$591

Consolidated Balance Sheets	March 31,	December 31,
	2009	2008	2007	2006	2005	2004
	(unaudited)				(unaudited)	(unaudited)
	(in thousands)
Total Current Assets	19,204	$15,204	$8,261	$5,006	$2,492	$2,429
Total Assets	21,885	$17,975	$10,627	$7,057	$4,654	$3,332
Total Current Liabilities	4,293	$3,354	$2,365	$1,664	$1,255	$1,474
Total Liabilities	5,510	$4,693	$3,904	$4,122	$3,733	$2,948
Total Stockholders' Equity	16,374	$13,282	$6,723	$2,934	$831	$384

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to a discussion of the financial condition and results of operations of Attainment Holdings Limited (“Attainment Holdings”), which operates through its subsidiaries, including its 100%-owned subsidiary Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”) (collectively referred to throughout as the “Company,” “we,” “our,” and “us”).

This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this report.  For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see above section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Through Shenzhen YPC, we engage in the design, production, marketing and sale of micro-motor products.  Our products, which are incorporated into household appliances, vehicles and other consumer devices are sold under our “Sunna” brand name.

We sell our products directly to original equipment manufacturers and to distributors and resellers.  We do not have any long-term sales contract with any of our customers.  As a result it is necessary for us to estimate, based in part on non-binding estimates by our customers and potential customers, the requirements for our products.  In addition, in some instances, we develop products based on anticipated customer demand with no assurance that we will receive the anticipated orders.  To the extent that we do not receive the anticipated orders or that our customers require products in greater quantities than anticipated, our revenue and margins will be affected.

A small number of customers account for a very significant percentage of our revenue.  During the three months ended March 31, 2009, we had 8 customers that generated at least 5% of our total revenues, with 1 of those customers accounting for at least 10% of our revenue.  These 8 customers accounted for a total of approximately 60.6 % of our revenue for the three months ended March 31, 2009.  During the year ended December 31, 2008, we had eight customers that generated at least 5% of our total revenues, with three of those customers accounting for at least 10% of our revenue.  These eight customers accounted for a total of approximately 59.5% of our revenue for the year ended December 31, 2008.  For the year ended December 31, 2007, we had seven customers that accounted for at least 5% of revenue, with one of those customers accounting for approximately 17.1% of our revenue.  Unless we replace a customer, the loss of any of these customers could have a material adverse effect upon our revenue and net income.

Recent Events

On March 3, 2009, SRKP 21, Inc., a Delaware corporation (“SRKP 21”), entered into a share exchange agreement, with Attainment Holdings, Attainment Holdings’ sole shareholder Excel Profit, and as to certain portions of the agreement, certain designees, pursuant to which Excel Profit would transfer all of the issued and outstanding securities of Attainment Holdings to SRKP 21 in exchange for 11,069,260 shares of SRKP 21’s common stock.  The parties amended the share exchange agreement on May 6, 2009.  On May 6, 2009, the Share Exchange closed and we became a wholly-owned subsidiary of SRKP 21, which immediately changed its name to “China Electric Motor, Inc.” A total of 11,069,260 shares were issued to the former sole shareholder of Attainment Holdings and the designees.  We also agreed to pay an aggregate of $600,000 in connection with the Share Exchange, of which $350,000 will be paid to the placement agent and $250,000 will be paid to a third party unaffiliated with the Company, SRKP 21 or the placement agent.

In addition, on May 6, 2009, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 320,186 shares of common stock at $2.08 per share.  As a result, we received gross proceeds in the amount of approximately $665,000. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of this Note or (b) upon the receipt by the Company after the date of the Note of at least $1 million in additional proceeds in the Private Placement.  The placement agent was paid a commission of 8.5% of the gross proceeds from the Private Placement and will be paid a due diligence fee of $40,000.

On October 8, 2009, SRKP 21’s Board of Directors authorized a 1-for-1.5384615 reverse stock split of its outstanding shares of common stock (the “Reverse Stock Split”) that is anticipated to occur before the effective date of a public offering contemplated by SRKP 21. As the holders of a majority of the outstanding shares of SRKP 21’s common stock have provided their consent to such corporate action, all references to the number of shares and per share amounts of SRKP 21 in this Current Report have been adjusted to reflect the reverse stock split on a retroactive basis.

Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the Company’s proposed firm commitment public offering (the “Public Offering”) which will occur concurrently with the Company’s listing on the NASDAQ Stock Market or NYSE Amex, the conversion price of such to be equal to the per share price of the shares sold in the Public Offering (the conversion shall be known has the “Li Conversion”).

Critical Accounting Policies and Estimates

We believe that the application of the following accounting policies, which are important to our financial position and results of operations, require significant judgments and estimates on the part of management.  Our critical accounting policies and estimates present an analysis of the uncertainties involved in applying a principle, while the accounting policies note to the financials statements describe the method used to apply the accounting principle.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations.  We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Accounts Receivable

We typically provide payment terms ranging from 30 to 45 days. We examine the creditworthiness of our customers prior to any transaction in an attempt to limit our collection risk.  We use estimates in determining our allowance for bad debts that are based on our historical collection experience, current trends, credit policy and a percentage of our accounts receivable by aging category.  In determining these percentages, we review historical write-offs in our receivables.  In determining the appropriate reserve percentages, we also review current trends in the credit quality of our customers, as well as changes in our internal credit policies.

We maintain reserves for potential credit losses on accounts receivable.  Management review the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patters to evaluate the adequacy of these reserves.  Reserves are recorded primarily on a specific identification basis.  Additional allowances for doubtful accounts may be required if there is deterioration in past due balances, if economic conditions are less favorable than anticipated, or for customer-specific circumstances, such as financial difficulty.

There were no bad debts written off for the three months ended March 31, 2009 and 2008, and the years ended December 31, 2008 and 2007, respectively, as there were no accounts receivable outstanding in excess of 90 days at March 31, 2009 and 2008 and December 31, 2008 and 2007. The aging of the accounts receivable (in thousands) is as follows:

	March 31,		December 31,
	2009	2008	2008	2007
1-30 days	$7,332	$4,706	$5,243	$2,648
31-60 days	-	-	-	-
60-90 days	-	3	-	-
Total	$7,332	$4,269	$5,243	$2,468

We had no reserves for potential credit losses as of March 31, 2009 and December 31, 2008 or 2007.

Inventories

Inventory levels are based on projections of future demand and market conditions.  Inventories are stated at cost, no in excess of market, using the weighted average cost method.  Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories.  Because most of our products are customized and unique to a particular customer, there is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory.  As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory.  To mitigate such exposure, we require a binding purchase order or a signed agreement by our customer agreeing to pay for and take possession of finished goods inventory parts for the duration of the agreement.

On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions.  To the extent that we increase our reserves for future period, operating income will be reduced.

Revenue Recognition

Our revenue recognition policies comply with Staff Accounting Bulletin (SAB) 104.  SAB 104 requires that revenue be recognized net of value added tax (VAT) when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title, and acceptance of ownership and assumption of risk of loss by the customer, as well as predetermined fixed pricing, persuasive evidence of an arrangement exists, and collection of the relevant receivables is probable. We include shipping charges billed to customers in net revenue, and include the related shipping costs in cost of sales.  No return allowance is made as products returns are insignificant based on historical experience.

We do not provide different policies in terms, warranties, credits, discounts, rebates, price protection, or similar privileges among customers.  Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30-45 days of order; we do not provide price protection or right of return to customers. Product prices are predetermined and fixed based on contractual agreements and, therefore, customers would be responsible for any loss if they are faced with sales price reductions and technology obsolescence. We do not allow any discounts, credits, rebates or similar privileges.

We warrant our products for up to 1 year from the date the products leave our factory, under which we will pay for labor and parts, or offer a new or similar unit in exchange for a non-performing unit due to defects in material or workmanship.  Customers may also return products for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and mechanical failures, if within the warranty period.  There is no allowance for warranty on the products sales as historical costs incurred for warranty replacements and repairs have been insignificant.

Results of Operations

The following table sets forth information from our statements of operations for the three months ended March 31, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006, in dollars (in thousands) and as a percentage of revenue:

	Three Months Ended March 31,				Years Ended December 31,
	2009		2008		2008		2007		2006
Revenue	$18,893	100%	$11,507	100%	$53,073	100%	$27,855	100%	$15,952	100%
Other sales	-	-	-	-	-	-	380	1.4%	-	-
Cost of goods sold	13,540	71.7%	8,205	71.3%	(38,286)	72.1%	(20,617)	74.0%	(11,798)	80.0%
Gross profit	5,354	28.3%	3,302	28.7%	$14,787	27.9%	$7,618	27.3%	$4,154	26.0%
Operating Costs and Expenses
Selling expenses	884	4.7%	659	5.7%	2,720	5.1%	1,352	4.9%	$1,016	7.3%
General and administrative
Depreciation	5	*	6	*	23	*	21	*	17	*
Bad debts	-	-	-	-	-	-	(60)	*	62	*
Other general and administrative	315	1.7%	273	2.4%	1,172	2.2%	869	3.1%	578	3.6%
Total general and administrative	320	1.7%	279	2.4%	1,195	2.3%	830	3.0%	657	4.1%
Research and development	369	2.0%	197	1.7%	1,033	1.9%	446	1.6%	303	1.9%
Income from operations	3,780	20.0%	2,166	18.8%	$9,839	18.5%	$4,990	17.9%	$2,178	13.7%
Interest income	6	*	1	*	15	*	10	*	2	*
Imputed interest	(17)	*	(6)	*	(50)	*	(44)	*	(65)	*
Other sundry income (expense)	-	-	-	-	9	*	58	*	21	*
Income before income taxes	3,769	20.0%	2,161	18.8%	$9,813	18.5%	$5,014	18.0%	$2,136	13.4%
Income taxes	(757)	4.0%	(390)	3.4%	(1,798)	3.4%	(383)	1.4%	(172)	1.1%
Net income	3,012	15.9%	1,771	15.4%	$8,015	15.1%	$4,631	16.6%	$1,964	12.3%
    *  Less than 1%

Three Months ended March 31, 2009 and 2008

Revenues for the three months ended March 31, 2009 were $18.9 million, an increase of 64.2%, compared to revenues of $11.5 million for the three months ended March 31, 2008.  The increase in revenue was primarily attributable to  a 0% increase in the average selling price of our micro-motor units and a 60% increase in the number of micro-motor units sold, which was attributable to increased orders from new and existing customers.

Cost of goods sold consists of the cost of motor sales and other materials.  Cost of goods sold was $13.5 million for the three months ended March 31, 2009, an increase of $5.3 million, or 65%, compared to $8.2 million for the three months ended March 31, 2008.  This increase was primarily due to an increase in the prices of raw materials, particularly lacquered wire. As a percentage of revenues, cost of goods sold increased slightly to 71.7% for the three months ended March 31, 2009 compared to 71.3% for the comparable period in 2008.  This increase was attributable to an increase in the prices of raw materials.

Gross profit for the three months ended March 31, 2009, was $5.4 million, or 28.3% of revenues, compared to $3.3 million, or 28.7% of revenues, for the comparable period in 2008.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are usually a factor of cost of sales, product mix and demand for product.  The increase in our gross profit margin for the three months ended March 31, 2009 is primarily due to an increase of our sales volume.  Sales of these products increased 190,000 pieces during the first quarter in 2009 from the comparable period in 2008.

Selling expenses were $0.9 million for the three months ended March 31, 2009, compared to $0.7 million for the comparable period in 2008.  The increase was due to our expansion of our team of sales representatives and a 60% increase in our sales volume.

We experienced no bad debt expenses in the three months ended March 31, 2009 and 2008.

Other general and administrative expenses for the three months ended March 31, 2009 were $315,000, or 2.4% of revenues, compared to $274,000, or 1.7% of revenues, for the comparable period in 2008.  Other general and administrative expenses include office expenses, salary and benefits, professional fees, rent and utilities and other expense.  The increase in other general and administrative expenses for the three months ended March 31, 2009 as compared to the comparable period in 2008 was primarily due to an increase of $ 23,000 in office expenses, an increase of $31,000 in salary and benefit expenses, an increase of $41,000 in rent and utilities expenses and an increase of $48,000 in other expenses.  We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Research and development (“R&D”) costs were $369,000 or 2.0% of revenues during the first quarter of 2009, compared to $197,000 or 1.7% of revenues in the comparable period of 2008, representing a 86.9% increase in the dollar amount spent.  The increased spending on R&D in the first quarter of 2009 was primarily due to our increased research and development efforts on new products. In the future, our R&D spending could increase to support the future growth of the company.  As a percent of revenues, we expect the R&D spending to be in the 2% to 3% range.

Interest income for the three months ended March 31, 2009 was $6,000 compared to interest income of $1,000 for the comparable period in 2008.  The increase in interest income is primarily due to an increased deposit balance in our bank account.

Income tax expenses for the three months ended March 31, 2009 were $0.8 million, as compared to income tax expenses of $0.4 million for the comparable period in 2008.  The increase in income tax expense for the three months ended March 31, 2009 was primarily due to an increase in our taxable income in the first quarter of 2009 and an increase in our tax rate to 20% in the first quarter of 2009 from 18% in the comparable period of 2008. Shenzhen YPC is registered in PRC and has had tax advantages granted by local government for corporate income taxes and sales taxes.  On March 16, 2008, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%.  The new law became effective on January 1, 2008.  During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012.  We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

Net Income for the three months ended March 31, 2009 was $3.0 million compared to $1.8 million for the three months ended March 31, 2008, an increase of 70.1%.

Years ended December 31, 2008 and 2007

Revenue for the year ended December 31, 2008 were $53.1 million, an increase of 90.5%, compared to revenues of $27.9 million for the year ended December 31, 2007.  The increase in revenue was primarily attributable to a 37% increase in the average selling price of our micro-motor units and a 35% increase in the number of micro-motor units sold, which was attributable to increased orders from new and existing customers.

During the year ended December 31, 2007, we had other sales of approximately $380,000 attributable to the sale of half-finished goods.  We had no such other sales in the year ended December 31, 2008.

Cost of goods sold was $38.3 million for the year ended December 31, 2008, an increase of $17.7 million, or 85.7%, compared to $20.6 million for the year ended December 31, 2007.  This increase was primarily due to a decrease in the prices of raw materials, particularly lacquered wire.  As a percentage of revenues, cost of goods sold decreased to 72.1% for the year ended December 31, 2008 compared to 74.0% for the comparable period in 2007.  This decrease was attributable to a decrease in the prices of raw materials.

Gross profit for the year ended December 31, 2008, was $14.8 million, or 27.9% of revenues, compared to $7.6 million, or 27.3% of revenues, for the comparable period in 2007.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are usually a factor of cost of sales, product mix and demand for product.  The increase in our gross profit margin for the year ended December 31, 2008 is primarily due to a change in our product mix, which included an increase in sales of our numerical control motor products, which are our higher-profit products.  Sales of these products increased $5.9 million in fiscal 2008 from fiscal 2007.

Selling expenses were $2.7 million for the year ended December 31, 2008, compared to $1.4 million for the comparable period in 2007.  The increase was due to our expansion of our team of sales representatives and a 27% increase in our sales volume.

We experienced no bad debt expenses in the year ended December 31, 2008, but experienced a $60,000 gain from bad debts in the year ended December 31, 2007 due to the collection of debts deemed previously uncollectible bad debts in 2006.

Other general and administrative expenses for the year ended December 31, 2008 were $1.2 million, or 2.2% of revenues, compared to $869,000, or 3.1% of revenues, for the comparable period in 2007.  The increase in other general and administrative expenses for the year ended December 31, 2008 as compared to the comparable period in 2007 was primarily due to an increase of $53,000 in office expenses, an increase of $63,000 in salary and benefit expenses, an increase of $12,000 in professional fees, an increase of $14,000 in rent and utilities expenses and an increase of $173,000 in other expenses.  We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

R&D costs were $1.0 million or 2.0% of revenues in 2008, compared to $446,000 or 1.6% of revenues in 2007, representing a 131.6% increase year-over-year.  The increased spending on R&D in 2008 was primarily due to our increased research and development efforts on new products.  In the future, our R&D spending could increase to support the future growth of the company.  As a percent of revenues, we expect the R&D spending to be in the 2% to 3% range.

Interest income for the year ended December 31, 2008 was $15,000 compared to interest income of $10,000 for the comparable period in 2007.  The increase in interest income is primarily due to an increased deposit balance in our bank account.

Income tax expenses for the year ended December 31, 2008 were $1.8 million, as compared to income tax expenses of $383,000 for the comparable period in 2007.  The increase in income tax expense for the year ended December 31, 2008 was primarily due to an increase in our taxable income in fiscal 2008 and an increase in our tax rate to 18% in 2008 from 7.5% in 2007.

Net Income for the year ended December 31, 2008 was $8.1 million compared to $4.6 million for fiscal 2007.

Years ended December 31, 2007 and 2006

Revenue for the year ended December 31, 2007 were $27.9 million, an increase of 74.6%, compared to revenues of $16.0 million for the year ended December 31, 2006.  The increase in revenue was primarily attributable to a 60% increase in the average selling price of our micro-motor units and a 6% increase in the number of micro-motor units sold, which was attributable to increased orders from new and existing customers.

During the year ended December 31, 2007, we had other sales of approximately $380,000 attributable to the sale of half-finished goods.  We had no such other sales in the year ended December 31, 2006.

Cost of goods sold consists of the cost of motor sales and other materials.  Cost of goods sold was $20.6 million for the year ended December 31, 2007, an increase of $8.8 million, or 74.8%, compared to $11.8 million for the year ended December 31, 2006.  The increase was primarily a result of the increase in sales and was consistent with the increase in revenue.  As a percentage of revenues, cost of goods sold decreased to 74.0% for the year ended December 31, 2007 compared to 80.0% for the comparable period in 2006.  This decrease was attributable to a change in the mix of products sold, which included an increase in sale of our numerical control motor products, which are our higher-profit products.  Sales of these products increased $1.4 million in fiscal 2007 from fiscal 2006.

Gross profit for the year ended December 31, 2007, was $7.6 million, or 27.3% of revenues, compared to $4.2 million, or 26.0% of revenues, for the comparable period in 2006.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are usually a factor of cost of sales, product mix and demand for product.  The increase in our gross profit margin for the year ended December 31, 2007 is primarily due to the change in the mix of products sold, including an increase in the sale of our higher-profit motor products.

Selling expenses were $1.4 million for the year ended December 31, 2007, compared to $1.0 million for the comparable period in 2006.  The increase was due to our expansion of our team of sales representatives and a 38% increase in our sales volume.

We experienced a $60,000 gain on bad debts in the year ended December 31, 2007 as compared to $62,000 in bad debt expenses in the year ended December 31, 2006.  Our bad debt expenses in 2006 were due to our decision to terminate our business relationship with certain customers which resulted in uncollectible receivables.  The gain on bad debts in fiscal 2007 was due to the collection of debts deemed previously uncollectible bad debts in 2006.

Other general and administrative expenses for the year ended December 31, 2007 were $869,000, or 3.1% of revenues, compared to $578,000, or 3.6% of revenues, for the comparable period in 2006.  Other general and administrative expenses include office expenses, salary and benefits, professional fees, rent and utilities and other expense.  The increase in other general and administrative expenses for the year ended December 31, 2007 as compared to the comparable period in 2006 was primarily due to an increase of $18,000 in office expenses, an increase of $50,000 in salary and benefit expenses, an increase of $29,000 in rent and utilities expenses and an increase of $194,000 in other expenses.

Research and development costs were $446,000 or 1.6% of revenues in 2007, compared to $303,000 or 1.9% of revenues in 2006, representing a 47.2% increase year-over-year.  The increased spending on R&D in 2007 was primarily due to our increased research and development efforts on new product design.

Interest income for the year ended December 31, 2007 was $10,000 compared to interest income of $2,000 for the comparable period in 2006.  The increase in interest income is primarily due to an increased deposit balance in our bank account.

Income tax expenses for the year ended December 31, 2007 were $383,000, as compared to income tax expenses of $172,000 for the comparable period in 2006.  The increase in income tax expense for the year ended December 31, 2007 was primarily due to an increase in our pre-tax income for 2007, which was partially offset by a 0.5% increase in our tax rate from 8.0% in 2006 to 7.5% in 2007.

Net income for the year ended December 31, 2007 was $4.6 million compared to $2.0 million for fiscal 2006.

Liquidity and Capital Resources

We had cash and cash equivalents of $4.3 million as of March 31, 2009, as compared to $2.7 million as of December 31, 2008 and $1.6 million as of December 31, 2007.  Our funds are kept in financial institutions located in China, and these funds are not insured.  We have historically funded our operations from revenues.

We agreed to pay an aggregate of $600,000 in connection with the Share Exchange, of which $350,000 will be paid to the placement agent and $250,000 to a third party unaffiliated with the Company, SRKP 21 or the placement agent.

Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the Company’s proposed firm commitment public offering (the “Public Offering”) which will occur concurrently with the Company’s listing on the NASDAQ Stock Market or NYSE Amex, the conversion price of such to be equal to the per share price of the shares sold in the Public Offering (the conversion shall be known has the “Li Conversion”).

We are subject to the regulations of the PRC which restricts the transfer of cash from China, except under certain specific circumstances.  Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $7.3 million, $5.2 million and $2.6 million as of March 31, 2009 and December 31, 2008 and 2007, respectively.  If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected.  An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations.  A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 45 days.  Additionally, our production lead time is approximately three weeks, from the inspection of incoming materials, to production, testing and packaging.  We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers.  We typically offer certain of our customers 30 to 90 days credit terms for payment.  We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments.  Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry.  If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results.  We have not experienced any significant amount of bad debt since the inception of our operation.

As of March 31, 2009, inventories amounted to $7.5 million, compared to $7.3 million and $3.9 million as of December 31, 2008 and 2007, respectively.

On May 6, 2009, we received gross proceeds of approximately $665,000 in an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 320,186 shares of Common Stock at $2.08 per share.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of this Note or (b) upon the receipt by the Company after the date of the Note of at least $1 million in additional proceeds in the Private Placement.  We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange and to pay for all costs related to the registration of the shares.  The placement agent received an aggregate commission equal to 8.5% of the gross proceeds from the Private Placement; in addition a due diligence fee of $40,000 will be paid to the placement agent.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds were approximately $5,200, $29,300 and $14,700 for the three months ended March 31, 2009 and for the years ended December 31, 2008 and 2007, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash provided by operating activities was $1.8 million for the three months ended March 31, 2009, compared to net cash provided by operations of $1.6 million for the three months ended March 31, 2008.  The increase was primarily due to an increase in operating profit and our collection of receivables. Net cash provided by operating activities was $3.9 million for the year ended December 31, 2008, compared to net cash provided by operations of $2.7 million for the year ended December 31, 2007.  The $1.2 million increase was primarily due to an increase in operating profit and our collection of receivables.  Net cash provided by operating activities was $2.7 million for the year ended December 31, 2007, compared to net cash provided by operations of $1.2 million for the year ended December 31, 2006.  The $1.5 million increase was primarily due to an increase in operating profit and our collection of receivables.

Net cash used in investing activities amounted to approximately $62,000 for the three months ended March 31, 2009, compared to net cash used in investing activities of $244,000 for the three months ended March 31, 2008.  The change was due to a decrease in our investment in fixed assets. Net cash used in investing activities amounted to approximately $754,000 for the year ended December 31, 2008, compared to net cash used in investing activities of $547,000 for the year ended December 31, 2007.  The change was due to an increase in our investment in fixed assets.  Net cash used in investing activities amounted to approximately $547,000 for the year ended December 31, 2007, compared to net cash used in investing activities of $240,000 for the year ended December 31, 2006.  The change was due to an increase in our investment in fixed assets.

Net cash used by financing activities amounted to $122,000 for the three months ended March 31, 2009, compared to net cash used by financing activities of $101,000 for the three months ended March 31, 2008.  The increase of cash used by financing activities was primarily a result of repayment of short-term loans in 2008 and repayment of due to related parties in 2009. Net cash used by financing activities amounted to $2.5 million for the year ended December 31, 2008, compared to net cash used by financing activities of $2.0 million for the year ended December 31, 2007.  The increase of cash used by financing activities was primarily a result of our payment of $2.1 million in cash dividends in January 2008 as compared to our payment of $1.3 million in cash dividends in January 2007.  Net cash used by financing activities amounted to $2.0 million for the year ended December 31, 2007, compared to net cash used by financing activities of $18,000 for the year ended December 31, 2006.  The increase of cash used by financing activities was primarily a result of our payment of $1.3 million in cash dividends in January 2007.

The ability of Shenzhen YPC to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. A majority of our revenue being earned and currency received are denominated in RMB, which is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.  Accordingly, Shenzhen YPC’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months.  We expect that our primary sources of funding for our operations for the upcoming 12 months and thereafter will result from our cash flow from operations to fund our operations during the upcoming 12 months and thereafter, in addition to the possibility of conducting debt and equity financings.  However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of March 31, 2009:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating lease obligations	$539,636	$308,126	$231,510	$-	$-
Total	$539,636	$308,126	$231,510	$-	$-

Seasonality

Our business is not seasonal in nature.  The seasonal effect does not have material impact on our sales.

Quarterly Information (Unaudited)

The table below presents selected unaudited results of operations for the quarters indicated.  All amounts are in thousands.

	Quarter Ended March 31, 2009	Total
Revenues	$18,893	$18,893
Gross Profit	13,540	13,540
Net Income	3,012	3,012

	Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	Total
Revenues	$13,811	$13,790	$13,425	$11,867	$53,073
Gross Profit	3,781	3,903	3,698	3,405	14,787
Net Income	2,058	2,118	2,045	1,795	8,016

	Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	Total
Revenues	$7,634	$7,738	$6,933	$5,550	$27,855
Gross Profit	2,208	2,094	1,880	1,436	7,618
Net Income	1,381	1,253	1,119	876	4,631

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates.  If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC and our primary operational currency in Chinese Renminbi (“RMB”).  As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets.  Substantially all of our revenues and expenses are denominated in RMB.  However, we use the United States dollar for financial reporting purposes.  Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system.  Although the PRC government has stated our intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar.  Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China.  While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall economy of China, but may also have a negative effect on us.  For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us.  If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Item 9.01 (d) Exhibits*

Exhibit No.	Exhibit Description

2.1
Share Exchange Agreement, dated as of March 3, 2009, by and among the Registrant, Attainment Holdings Limited, Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, and with respect to certain portions of the agreement, certain designees.

2.1(a)
Amendment no. 1 to Share Exchange Agreement, dated as of May 6, 2009, by and among the Registrant, Attainment Holdings Limited, Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, and with respect to certain portions of the agreement, certain designees.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

3.3	Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on May 6, 2009.

10.1	Registration Rights Agreement dated May 6, 2009 entered into by and between the Registrant and Stockholders.

10.2	Share and Warrant Cancellation Agreement dated May 6, 2009 entered into by and between the Registrant and Stockholders.

10.3	Form of 2009 Employment Agreement dated January 2009 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).

10.4	Real Estate Lease Agreement dated as of January 1, 2009 by and between Shenzhen Jianhuilong Industry Co., Ltd. and Shenzhen YuePengCheng Motor Co., Ltd. (translated to English).

10.5	Promissory Note dated May 6, 2009 by and between Excel Profit Global Group Limited and Chen Dong

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated May 11, 2009.

21.1	List of Subsidiaries.

99.1	Financial Statements of Attainment Holdings Limited, a British Virgin Islands corporation, for the Three Months ended March 31, 2009 and 2008.
____
*  Other than Exhibit 99.1 and unless incorporated by reference, all of the Exhibits referenced above were previously filed with the Form 8-K filed with the Securities and Exchange Commission on May 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.

Date: October 26, 2009	By:	/s/ Yue Wang
	Name:	Yue Wang
	Title:	Chief Executive Officer